UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2014

P&F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

Reference is made to Items 2.01 and 2.03 which are hereby incorporated herein.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On July 29, 2014, Florida Pneumatic Manufacturing Corporation, a Florida corporation (“Purchaser”) that is an indirect wholly owned subsidiary of P&F Industries, Inc. (the “Company”), Christian Moppett, Benjamin Moppett, Simon Moppett and Rosmarie Moppett as trustees of the Moppett Family Settlement (Douglas Herbert Moppett) 2009 (the “Trustees”), Rosmarie Moppett, individually (together with the Trustees, the “Shareholders”), and the Company entered into a Sale and Purchase Agreement (the “Purchase Agreement”), pursuant to which, among other things, Purchaser acquired (the “Acquisition”) all of the outstanding equity interests of Universal Air Tool Company Limited, a company incorporated in England and Wales (“UAT”), as more particularly described below and in the Purchase Agreement. A copy of the Purchase Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference. Contemporaneously, the parties both executed the Purchase Agreement and consummated the transactions contemplated by the Purchase Agreement.

The Consideration. Pursuant to the Purchase Agreement, the effective purchase price for the shares acquired in the Acquisition was approximately $1,950,000 (the “Consideration”). The Consideration was based on the cash purchase price of £1,145,000 (Pounds Sterling). This amount is subject to a post-closing working capital adjustment and an earn-out based on the growth in the profitability of the UAT business within the one-year period following the closing of the Acquisition, which could result in an additional payment to the Shareholders of up to approximately $425,000 (£250,000 (Pounds Sterling)). The Consideration was paid to UAT by Purchaser from availability under revolver loans pursuant to the Loan Agreement (defined below) to the Shareholders, less certain amounts escrowed pursuant to, among others, the terms of the Purchase Agreement.

The Indemnities, Warranties and Covenants. The Purchase Agreement contains indemnitites, warranties and covenants made by the Shareholders to Purchaser, on the one hand, and by Purchaser and the Company to the Shareholders, on the other hand which are customary for a transaction of this nature.

The foregoing descriptions of the Acquisition and the Purchase Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Purchase Agreement attached as an Exhibit hereto.

The Purchase Agreement and the above description of such agreement, have been included to provide investors and security holders with information regarding the terms of the Purchase Agreement, and are not intended to provide any other factual information about UAT, the Company, any respective subsidiaries or affiliates, the Shareholders or their respective affiliates. The representations and other statements contained in the Purchase Agreement were made only for purposes of such agreement, and as of specific dates, were solely for the benefit of the parties to such agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the warranties and other statements contained in the Acquisition Agreement as characterizations of the actual state of facts or condition of UAT, the Purchaser, the Company or any of their respective subsidiaries, affiliates or businesses.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Contemporaneously with the Acquisition referred to and described in Item 2.01, above, the Company, its subsidiaries Florida Pneumatic Manufacturing Corporation (defined above as “Purchaser”), Hy-Tech Machine, Inc. (“Hy-Tech”) and Nationwide Industries, Inc. (“Nationwide”, and together with the Company, Purchaser and Hy-Tech, collectively, “Borrowers”) and the Company’s subsidiaries Continental Tool Group, Inc. (“Continental Tool”), Countrywide Hardware, Inc. (“Countrywide”), Embassy Industries, Inc. (“Embassy”), Green Manufacturing, Inc. (“Green”), Pacific Stair Products, Inc. (“Pacific Stair”), WILP Holdings, Inc. (“WILP”) and Woodmark International, L.P. (“Woodmark”, and together with Continental Tool, Countrywide, Embassy, Green, Pacific Stair and WILP, collectively, “Guarantors”) entered into the Sixth Amendment to Loan and Security Agreement, effective as of July 29, 2014 (the “Amendment”), with Capital One Business Credit Corp. (f/k/a Capital One Leverage Finance Corporation) (the “Agent”), as agent for Lenders (the “Lenders”) from time to time party to the Loan Agreement (as defined below). The Amendment amended the Loan and Security Agreement, dated as of October 25, 2010, as previously amended (the “Loan Agreement”), among the Borrowers, the Guarantors, the Agent and the Lenders. A copy of the Amendment is attached as Exhibit 10.2 hereto and incorporated herein by reference.

The Amendment, among other things, amended the Loan Agreement by providing the Lender’s consent to, among other things, the Acquisition, and adding and modifying certain definitions in connection with the Acquisition and the transactions contemplated thereby.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached as an Exhibit 10.1 hereto.

Item 8.01.     Other Items

On July 29, 2014, the Company issued a press release (the “Press Release”) announcing the entering into of the Purchase Agreement described herein. A copy of the Press Release is furnished as Exhibit 99.1 hereto.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits:

2.1	Sale and Purchase Agreement, dated as of July 29, 2014, by and among Purchaser, the Shareholders, and the Company.

10.1	Sixth Amendment to the Loan Agreement, dated as of July 29, 2014, by and among the Borrowers, Guarantors, the Agent and Lenders.

99.1	Press Release, dated July 29, 2014, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P&F INDUSTRIES, INC.

Date: August 4, 2014

	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President,
Chief Operating Officer and
Chief Financial Officer